As filed with the Securities and Exchange Commission on  August 29, 2008

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _______________________ FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

PARK ELECTROCHEMICAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-1734643
(State of Incorporation)	(I.R.S. Employer Identification No.)
__________________________

48 South Service Road
Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)
__________________________

PARK ELECTROCHEMICAL CORP 2002 STOCK OPTION PLAN
(Full Title of the Plan)
__________________________

Stephen E. Gilhuley, Esq.
Executive Vice President, Secretary, and General Counsel
Park Electrochemical Corp.
48 South Service Road
Melville, New York  11747

(Name and Address of Agent for Service)

(631) 465-3600
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.10 per share	1,800,000	$28.65	$51,570,000	$2,027
Total	1,800,000	$28.65	$51,570,000	$2,027
(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act.  The price is based upon the average of the high and low sales price per share of Park Electrochemical Corp. common stock on August 28, 2008, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2008, filed with the Commission on May 15, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 1, 2008, filed with the Commission on July 3, 2008;

(c)	The Company’s Proxy Statement for its 2008 Annual Meeting of Shareholders, to the extent it is incorporated by reference in the 2008 Form 10-K; and

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 6, 1984, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law (the “BCL”) generally permits indemnification and advancement of expenses to corporate officers and directors other than in instances where a judgment or other final adjudication adverse to the officer or director establishes (i) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. In addition, the BCL provides that the indemnification and advancement of expenses provided for by statute are not the exclusive basis upon which a corporation may indemnify its officers and directors, and that a corporation may provide for indemnification pursuant to the certificate of incorporation or by-laws or, when authorized by the certificate of incorporation or by-laws, pursuant to a resolution of the board of directors, a resolution of the shareholders or an agreement for indemnification.

Article XI of the Company’s Restated Certificate of Incorporation, dated March 28, 1989, as amended by the Certificate of Amendment thereto, dated October 10, 2000, and the Certificate of Amendment thereto, dated July 21, 2005, provides, in effect, that any person made a party to any action, suit or proceeding by the fact that he, his testator or intestate, is or was a director, officer or employee of the Company, or any corporation which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses (including attorneys’ fees) and, to the extent permitted by law, any amount paid in a court approved settlement actually and necessarily incurred in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

Article VIII of the Company’s By-Laws generally provide for indemnification of and advancement of expenses to the Company’s officers and directors unless otherwise expressly prohibited by the BCL or, unless relating to an action (other than an action for enforcement of indemnification) initiated by the officer or director without the authorization of the Company’s Board of Directors, and establishes procedures to obtain such indemnification. Under Article VIII, the Company is obligated to indemnify certain persons, including officers and directors of the Company, who by virtue of such capacity are, were or are threatened to be made a party to a civil, criminal or other legal action. Indemnification will extend to costs and expenses (as defined in Article VIII) related to such action. At the election of the indemnitee, expenses also can be advanced by the Company, as long as the indemnitee undertakes to repay such advances in the event that a court determines that indemnification is not permissible in that particular case.

Article VIII, which by its terms is not the exclusive basis for granting certain indemnification rights, establishes a procedure whereby indemnification or advancement of expenses generally must occur within 45 days after the request for such indemnification is made by the indemnitee.

In May 2008, the Company purchased from Federal Insurance Company insurance covering the Company’s directors and officers against claims arising out of their service to the Company and its subsidiaries. The insurance policy runs for a period of one year, from May 17, 2008 to May 17, 2009, at a total cost of $160,000.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Stephen E. Gilhuley, Esq.
23.1	Consent of Stephen E. Gilhuley, Esq. (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature pages herein)
99.1
Park Electrochemical Corp. 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.01 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 1, 2002, Commission File No. 1-4415)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on this 28th day of August, 2008.

PARK ELECTROCHEMICAL CORP.

By:	/s/ Brian E. Shore
Brian E. Shore
Chief Executive Officer, President and a Director

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Brian E. Shore and Stephen E. Gilhuley, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 filed herewith, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Brian E. Shore Brian E. Shore	Chief Executive Officer, President, and a Director (principal executive officer)	August 27, 2008
/s/ P. Matthew Farabaugh P. Matthew Farabaugh	Vice President and Controller (principal accounting officer and principal financial officer)	August 27, 2008
/s/ Dale Blanchfeld Dale Blanchfield	Director	August 27, 2008
/s/ Lloyd Frank Lloyd Frank	Director	August 27, 2008
/s/ Steven T. Warshaw Steven T. Warshaw	Director	August 27, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Stephen E. Gilhuley, Esq.
23.1	Consent of Stephen E. Gilhuley, Esq. (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature pages herein)
99.1
Park Electrochemical Corp. 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.01 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 1, 2002, Commission File No. 1-4415)